Exhibit 99.1

Press Release
Media Contact:
Gregory Belloni (415) 235-9092
gregory.belloni@seagate.com

Investor Relations Contact:
Shanye Hudson (510) 661-1600
shanye.hudson@seagate.com

SEAGATE TECHNOLOGY REVISES FISCAL FIRST QUARTER 2023 OUTLOOK

FREMONT, CA. – August 31, 2022 - Seagate Technology Holdings plc (NASDAQ: STX) (the “Company” or “Seagate”), a world leader in data storage and infrastructure solutions, today announced that it is lowering its business outlook for the fiscal first quarter ending September 30, 2022, against a worsening macro-economic backdrop.

Seagate now expects fiscal first quarter revenue of $2.1 billion plus or minus $100 million, which compares to the Company's previous guidance range of $2.5 billion plus or minus $150 million.

"Since our earnings call in mid-July, weaker economic trends in certain Asian regions have amplified customer inventory corrections and supply chain disruptions. We have also seen more cautious buying behavior among global Enterprise / OEM and certain U.S. cloud customers amid ongoing macro-economic uncertainties. These external factors are impacting near-term mass capacity demand while continuing to weigh on the consumer centric legacy markets," said Dave Mosley, Seagate's chief executive officer.

"As we operate under these dynamic market conditions, we continue to take proactive steps to minimize the impacts to the business. We are further reducing our production output, lowering expenses, and moderating fiscal 2023 capital investments. The combination of lower revenue, increased under-utilization charges and less favorable product mix in the September quarter will result in a sequential decline in margins, with non-GAAP EPS now expected to be meaningfully below our prior guidance of at least $1.20.

We continue to see solid demand for our 20+ terabyte product family and remain on-track for volume and revenue crossover with the 18-terabyte platform in the September quarter. The long-term demand drivers for mass capacity storage remain intact and Seagate's strong product roadmap and deep customer relationships make us well positioned to capture these significant future growth opportunities," Mosley concluded.

Investor Event

Seagate’s chief financial officer, Gianluca Romano will be presenting at the Deutsche Bank 2022 Technology Conference, which is scheduled to begin today at 10:30 AM PT / 1:30 PM ET.

A live audio webcast of the presentation can be accessed online at Seagate’s Investor Relations website at investors.seagate.com. A replay of the webcast will be available for at least 30 days following the event.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical fact. Forward-looking statements include, among other things, statements about the Company’s plans, programs, strategies and prospects, financial outlook for future periods, including the fiscal first quarter 2023; expectations regarding the Company’s products, our ability to ramp production, storage industry trends and market demand, shifts in technology, the Company’s ability to meet market and industry expectations and the effects of these future trends, the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic or other macro disruptions, including the likelihood or significance of continuing supply chain disruptions, and expectations on the Company’s business for the fiscal quarter ending September 30, 2022 and beyond. Forward-looking statements generally can be identified by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “should,” “may,” “will,” "will continue," "can," "could" or the negative of these words, variations of these words and comparable terminology, in each case, intended to refer to future events or circumstances. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are subject to various uncertainties and risks that could cause our actual results to differ materially from historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described under the captions "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended July 1, 2022. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on, and which speak only as of, the date hereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, unless required by applicable law.

The inclusion of Seagate’s website addresses in this press release are provided for convenience only. The information contained in, or that can be accessed through, Seagate’s websites and social media channels are not part of this press release.

Use of non-GAAP financial information

The Company uses non-GAAP measures of gross profit, gross margin, operating expenses, income from operations, operating margin, net income, diluted EPS, and free cash flow, which are adjusted from results based on GAAP to exclude certain benefits, expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user's overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes non-GAAP results provide useful information to both management and investors as these non-GAAP results exclude certain benefits, expenses, gains and losses that it believes are not indicative of its core operating results and because it is similar to the approach used in connection with the financial models and estimates published by financial analysts who follow the Company.

These non-GAAP results are some of the measurements management uses to assess the Company's performance, allocate resources and plan for future periods. Reported non-GAAP results should only be considered as supplemental to results prepared in accordance with GAAP, and not considered as a substitute or replacement for, or superior to, GAAP results. These non-GAAP measures may differ from the non-GAAP measures reported by other companies in its industry.

Definitions of the Company's non-GAAP financial measures are available in the Company's press release announcing earnings for the fiscal fourth quarter of 2022 which is available on the Company's website.

About Seagate

Seagate Technology crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered mass-data storage and management solutions with a focus on sustainable partnerships. A global technology leader for more than 40 years, the company has shipped over three billion terabytes of data capacity. Learn more about Seagate by visiting www.seagate.com or following us on Twitter, Facebook, LinkedIn, YouTube, and subscribing to our blog.

© 2022 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology, and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.